Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2016, relating to the consolidated and combined financial statements and financial statement schedule of Moelis & Company appearing in the Annual Report on Form 10-K of Moelis & Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 14, 2016